Exhibit 99.1
April 2, 2007

Universal Hospital Services Completes Acquisition of Intellamed Service Division

EDINA, Minn.– (BUSINESS WIRE)-Universal Hospital Services, Inc. (“UHS”) today announced it completed its previously announced acquisition of the assets of the ICMS division of Intellamed, Inc. and the assumption by UHS of certain liabilities in connection therewith on April 1, 2007. UHS paid a purchase price of $14.4 million in cash plus direct expenses, having taken into account certain adjustments and a holdback. UHS paid two equal advances totaling $1 million in cash of the purchase price to Intellamed on each of February 23, 2007 and February 28, 2007, which were repaid in full to UHS at closing. In addition, subject to certain conditions, UHS is to pay earnout consideration to Intellamed during the first and second 12 full consecutive month periods following the April 1, 2007 closing date.

Universal Hospital Services, Inc. (”UHS”) is a leading, nationwide provider of medical equipment outsourcing and services to the health care industry. Its customers include national, regional, and local acute care hospitals, alternate site providers (such as nursing homes and home care providers) and medical equipment manufacturers. As a leading medical equipment lifecycle services company, UHS designs and offers comprehensive solutions for its customers that reduce costs, increase equipment and staff productivity and support optimal patient care..

Contact:
Universal Hospital Services, Inc.
Rex Clevenger, 952-893-3254
Senior Vice President and Chief Financial Officer